EXHIBIT 99.1

Global Crossing Reports Fourth Quarter and Year-End

2003 Results; Provides 2004 Outlook

•	Global Crossing reports 2003 total revenue of $2.932 billion, including telecom services revenue of $2.763 billion, with total operating expenses of $3.073 billion and cash capital expenditures of $152 million.
•	2003 milestones include completion of reorganization and emergence from bankruptcy, new $250 million investment, emergence with $200 million of long-term debt.
•	IP traffic carried over Global Crossing’s network increased 130 percent to a total of 68 Gbps including VoIP traffic of 18 billion minutes, approximately 34 percent of company’s total voice traffic.

FOR IMMEDIATE RELEASE: WEDNESDAY, MARCH 10, 2004

Florham Park, NJ – Global Crossing (NASDAQ: GLBC) today reported its preliminary financial results for the fourth quarter and year ended December 31, 2003. In addition, the company announced several key milestones in 2003 and offered an outlook for 2004.

“Today Global Crossing is a company with a clean balance sheet, minimal debt, strong corporate governance and a seasoned management team that will steer the company into a leadership position within the telecommunications industry,” said John Legere, Global Crossing’s chief executive officer. “We expect these achievements, combined with the growth potential in the markets we are pursuing, to position the company for a strong future.”

2003 Milestones

Global Crossing announced today that it reached several significant milestones throughout 2003, including the completion of its financial reorganization on December 9, 2003 after 22 months of operating under bankruptcy protection. Other highlights include:

•	Consummating a $250 million investment from Singapore Technologies Telemedia for a 61.5 percent equity stake in the company;
•	Establishing a new board of directors, comprised of leaders with distinguished backgrounds in industry and government;
•	Completing one of the most extensive Network Security Agreements ever with the U.S. Government, setting a new security standard for the industry;
•	Signing more than 4,000 new and renewal customer contracts in 2003 totaling $1 billion in revenue over the current terms of the contracts, including agreements with Vonage and the UK’s Immigration and Nationality Directorate;
•	Maintaining average network availability at 99.999 percent, the highest industry standard, for the second year in a row;
•	Growing IP traffic by more than 130 percent, from more than 29 Gbps to 68 Gbps; and
•	Carrying a total of 18 billion minutes on its VoIP (Voice over IP) platform, one of the largest in the world, up from 8 billion in 2002.

2003 Year-End Financial Results

Revenue

Global Crossing’s results for 2003 principally reflect the operations of the company prior to completion of its restructuring. Results for the fourth quarter include 22 days of operations following emergence from bankruptcy.

“Global Crossing was able to largely maintain the revenue base by focusing on customer retention, rather than acquisition, during our restructuring,” noted Legere. “Now that we have emerged, we expect to grow our business by both adding new customers and enhancing services for existing customers.”

For the year ended December 31, 2003, Global Crossing reported total revenue of $2.932 billion, a six percent decrease from the $3.116 billion reported for the prior year. Revenue for the year was impacted by the company’s extended period in bankruptcy as well as continued pricing pressure in the marketplace. Total revenue consisted of telecom services revenue of $2.763 billion and Global Marine revenue of $169 million.

Of the total telecom services revenue reported for 2003, commercial services accounted for 38 percent compared to 43 percent in 2002, carrier services for 61 percent compared to 55 percent in 2002, and consumer services for one percent compared to two percent in 2002. The shift towards carrier services in year-over-year business mix was due in part to carrier customers’ greater willingness to utilize services from providers undergoing restructuring.

Of the commercial services revenue in 2003, 53 percent was attributable to voice services compared to 54 percent in 2002, and 47 percent was attributable to data services compared to 46 percent in 2002.

Of the carrier services revenue in 2003, 83 percent was attributable to voice services compared to 80 percent in 2002, and 17 percent was attributable to data services compared to 20 percent in 2002. While data volume grew throughout Global Crossing’s Chapter 11 proceedings, revenue was pressured by price competition.

Cost Management

“We continued to make strides in controlling operating expenses throughout 2003, while maintaining a high level of customer satisfaction and network reliability,” continued Legere. “Moreover, we continued the implementation of our industry-leading VoIP network, which we expect to carry more than 40 percent of our overall voice traffic by the end of 2004.”

Cost of access declined six percent to $1.915 billion for 2003 (representing 69 percent of telecom services revenue), compared to $2.047 billion for 2002 (representing 71 percent of telecom services revenue). Consolidated third party maintenance costs were $112 million in 2003, compared to $158 million in 2002. Consolidated operating expenses for 2003 were $908 million, compared to $1.208 billion in 2002. Telecom services operating expenses were $741 million in 2003, compared to $967 million in 2002. Global Marine operating expenses were $167 million for 2003, compared to $241 million in 2002. Global Crossing’s operating expense reductions reflected a substantial decrease in employee and facility-related expenses. In addition to cost savings, these measures improved productivity and efficiency in the operation of the company’s network.

Earnings

Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) for 2003 were $12 million, compared to a loss of $297 million for 2002. Global Marine EBITDA was $30 million, compared to $29 million in 2002. Telecom EBITDA for 2003 was a loss of $18 million, compared to a loss of $326 million in 2002. Net income in 2003 was $24.730 billion, which included a net gain of $24.842 billion related to the reorganization. This net reorganization gain in income resulted from the accounting impact of recording the company’s new debt and equity structure, the write down of pre-petition liabilities and deferred revenues from prior period IRU sales, vendor settlements, restructuring costs, retention plan costs and professional fees related to the bankruptcy.

Pursuant to Regulation G, a reconciliation of EBITDA to the company’s net income for the relevant periods is included in the attached financial statements.

Capital Expenditures

For 2003, cash capital expenditures totaled $152 million compared to $281 million for 2002. With a core network that was substantially completed in June 2001 and as the company’s focus has evolved from network construction to service capabilities, capital expenditures in 2003 were comprised mostly of success-based capital spending, which is spending that is tied directly to revenue. This includes capital spending on edge equipment and customer premise equipment.

Fourth Quarter 2003 Financial Results

Revenue

For the fourth quarter of 2003, total revenue was $719 million compared to $765 million for the same period in 2002. The decrease in total revenue was primarily attributable to the company’s delayed emergence from Chapter 11 and continued pricing pressures resulting from a competitive market, partially offset by growth in the company’s carrier business segment. Total revenue consisted of telecom services revenue of $679 million and Global Marine revenue of $40 million.

Of the total telecom services revenue reported for the fourth quarter of 2003, 36 percent was attributable to commercial services, 63 percent to carrier services, and one percent to consumer services. The mix of voice and data was comparable to that of the full year 2003.

Cost Management

For the fourth quarter of 2003, cost of access declined 12 percent to $471 million (representing 69 percent of telecom services revenue) compared to $534 million (representing 75 percent of telecom services revenue) for the same period in 2002 as a result of the company’s continued initiatives to reduce access costs. Consolidated third party maintenance costs for the fourth quarter were $27 million compared to $28 million in the fourth quarter of 2002. Consolidated operating expenses for the fourth quarter of 2003 were $208 million compared to $265 million for the same period in 2002. Telecom services operating expenses declined 12 percent to $178 million, compared to $203 million in the same period of 2002, as a result of the company’s effort to streamline global operations and a one-time benefit from a UK property tax rebate of $13 million, partially offset by the hiring of additional salespeople. Global Marine’s operating expenses were $30 million, a 52 percent decline from $62 million in 2002, resulting primarily from restructuring efforts, which significantly reduced vessel costs, personnel and overhead expenses between the two periods, as well as reduced project costs.

Earnings

For the fourth quarter of 2003, EBITDA improved to $13 million as compared to a loss of $62 million for the same period in 2002. Global Marine EBITDA was $13 million for the fourth quarter of 2003 compared to a loss of $5 million for the same period in 2002. Telecom EBITDA was break-even in the fourth quarter of 2003 compared to a loss of $57 million for the same period in 2002. Net income in the fourth quarter of 2003 was $24.879 billion, which included $24.882 billion in reorganization-related gains described above.

Capital Expenditures

For the fourth quarter of 2003, cash capital expenditures totaled $33 million, compared to $91 million for the fourth quarter of 2002, driven by the need to deploy success-based capital to meet customer needs.

Key Notes to Evaluate Future Financial Performance

As a result of Global Crossing’s emergence from bankruptcy, certain factors impacted the comparability of results for the periods prior to December 9, 2003 with results for periods after that date.

While in bankruptcy, the company reported certain costs, including vendor settlements, bonus and other retention plan costs, restructuring costs, and fresh start adjustments as reorganization items, below operating income in accordance with bankruptcy accounting standards under U.S. Generally Accepted Accounting Principles (GAAP). Some of these costs will no longer exist in future periods, while others will continue to exist but will directly impact operating income. In addition, upon emergence from bankruptcy, Global Crossing adopted fresh start accounting provisions, which required the company to adjust the carrying value of its assets and liabilities to their estimated fair value. The reorganization also resulted in a new debt and equity structure as well as a significant reduction in ongoing contractual commitments.

The principal factors impacting the comparability of pre-emergence results with post-emergence results are as follows:

•	Elimination of $8 billion in liabilities as a result of the reorganization;
•	Recapitalization of the business, which included the elimination of $16 billion in common and preferred equity, and $25 billion in accumulated losses as of the emergence date;
•	Elimination of the majority of the $1.4 billion liability representing deferred revenue from prior period Indefeasible Rights of Use (IRU) sales. While a non-cash event, this will reduce future revenue and EBITDA by about $20 million per quarter starting in the first quarter of 2004;
•	Substantial completion of the company’s restructuring resulting in elimination of most associated costs. Pre-emergence, significant restructuring costs were recorded as reorganization costs, where they did not impact EBITDA;
•	One-time rebate on UK property taxes of $13 million recorded in the fourth quarter of 2003; and
•	Accrual of normal operating expenses such as incentive cash compensation, which was recorded as reorganization costs prior to emergence and are expected to be in the range of $8-12 million per quarter in 2004.

On December 9, 2003, the company issued employee stock options of approximately 2.2 million shares. On March 8, 2004, the company issued additional awards of approximately 1.2 million shares of restricted stock units.

Upon emergence from bankruptcy, the company elected to adopt fair value basis of accounting for stock and stock options under SFAS No. 123 as opposed to the predecessor entity’s policy of the intrinsic method under APB No. 25. This will result in stock compensation expense in 2004 and future periods that was not present in historical periods. Stock compensation expense is estimated to be $7 million to $8 million per quarter in 2004.

The following table demonstrates the impact that the above-described items would have had on fourth quarter 2003 telecom services EBITDA in order to provide a clearer view of the post-emergence EBITDA exit rate and in considering 2004 performance.

($ in millions)

Fourth quarter 2003 EBITDA, as reported	$0

Adjusted to reflect impact of:

• IRU deferred revenue	(15)
• UK Property tax rebate	(13)
• Incentive compensation	(10)

Total before stock compensation	(38)

• Stock compensation (non-cash)	(7-8)

Total	$(45-46)

2004 Outlook

Global Crossing offered the following 2004 outlook:

•	The company is bringing to market an advanced suite of IP and data products. These service offerings meet the requirements for high performance IP data networking, VoIP, IP Video and other mission-critical business applications for both enterprise and carrier customers.
•	Global Crossing is reformulating its marketing strategy to promote aggressive customer acquisition. Specific target markets include regional and multi-national enterprises, federal government agencies, international and domestic carriers, ISP’s and wireless providers. The company’s distribution system has been realigned to target these customers using both direct and indirect channels, including partnerships with systems integrators to reach the large enterprise and government segments.
•	The company anticipates that its customer segmentation strategy and ability to migrate customers to advanced IP services will support a shift in the revenue mix towards higher margin services and customers.
•	Global Crossing’s carrier business is an important part of its heritage and is expected to remain key to its business going forward throughout the execution of the company’s segmentation strategy. Further, the company anticipates that the carrier market will enhance revenue and margin, as a result of increased network utilization, which leads to greater economies of scale.
•	Global Crossing’s ability to provide voice services over a network optimized for IP provides unit cost efficiencies that drive higher commercial penetration.

•	The company continues to pursue a number of key cost of access initiatives including strategic purchasing agreements, shifting of suppliers and network optimization. These initiatives are expected to promote margin improvement.

In addition, Global Crossing continues to review its lines of business and address volatile and low margin services, particularly in the international long distance reseller market, by tightening the terms for pricing and payment. Management anticipates that these initiatives will improve cash flow, but will reduce revenue for these services by approximately $75 to $125 million annually.

For 2004, the company expects:

Telecom Services Guidance	(in millions)
Revenue	$2,550 –$2,700
EBITDA, excluding stock compensation expense	(100 – 130)
EBITDA, including stock compensation expense	(130 – 160)
Cash CAPEX	145 – 165

Finally, in an effort to further sharpen its strategic focus, Global Crossing has retained Citigroup Global Markets Inc. as its financial advisor to assist it in exploring strategic alternatives regarding its Global Marine installation and maintenance services business, including the potential sale of that business. Any strategic transaction involving Global Marine would require approval of Global Crossing’s Board of Directors. Global Marine expects maintenance revenue to decline in early 2004 due in large part to the expiration of a large maintenance contract. Global Marine expects to see some recovery in installation revenue in the second half of 2004 by applying its acknowledged market leadership into new areas of marine-activity beyond telecommunications cable engineering.

Financing and Liquidity

As of December 31, 2003, cash and cash equivalents were reported at approximately $311 million. As a result of the restructuring, total debt as December 31, 2003 was $200 million.

As disclosed in its filings with the Securities and Exchange Commission in December 2003, Global Crossing will require up to $100 million in additional financing to execute its business plan through the end of 2004. The company is in active discussions with financial institutions and is confident it will be able to raise $100 million or more of new financing in 2004.

Conference Call

The company has scheduled a conference call for Wednesday, March 10, 2004 at 9:15 a.m. EST to discuss its results. The call may be accessed at +1-212-271-4578 15 minutes prior to the 9:15 a.m. start time.

A replay of the call will be available on Wednesday, March 10, 2004 beginning at 11:30 am EST and will be accessible until Wednesday, March 17, 2004 at 11:30 am EST. The replay call-in number is +1-402-977-9140. The access number is 21186476.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 200 cities and 27 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 5 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com for more information about Global Crossing.

# # #

Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Tisha Kresler

+ 1 973-937-0146

PR@globalcrossing.com

Kendra Langlie

Latin America

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Mitch Burd

+1 800-836-0342

glbc@globalcrossing.com

5 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries

Summary of Consolidated Revenues

($ in millions)

	Quarter Ended
	December 31, 2003* (Unaudited)	December 31, 2002 (Unaudited)	F / (U) Variation
Voice	$127	$154	$(27)
Data	120	137	(17)

Commercial	247	291	(44)

Consumer	6	9	(3)

Carrier			—
Service Revenue:			—
Voice	359	354	5
Data	52	50	2
IRU Revenue	15	12	3

Total Carrier	426	416	10

Total telecommunications services segment revenue	679	716	(37)

Total installation & maintenance segment revenue, net of eliminations	40	49	(9)

Total revenues	$719	$765	$(46)

	Year Ended
	December 31, 2003* (unaudited)	December 31, 2002	F / (U) Variation
Voice	$551	$676	$(125)
Data	497	576	(79)

Commercial	1,048	1,252	(204)

Consumer	28	44	(16)

Carrier			—
Service Revenue:			—
Voice	1,394	1,288	106
Data	215	245	(30)
IRU Revenue	78	74	4

Total Carrier	1,687	1,607	80

Total telecommunications services segment revenue	2,763	2,903	(140)

Total installation & maintenance segment revenue, net of eliminations	169	213	(44)

Total revenues	$2,932	$3,116	$(184)

Global Crossing Limited and Subsidiaries

Condensed Consolidated Statements of Operations

($ in millions)

	Quarter Ended
	December 31, 2003* (unaudited)	December 31, 2002 (unaudited)	F / (U) Variation
REVENUES	$719	$765	$(46)
OPERATING EXPENSES:
Cost of access and maintenance	498	562	64
Other operating expenses	208	265	57
Depreciation and amortization	47	38	(9)

	753	865	112

OPERATING LOSS	(34)	(100)	66
OTHER INCOME (EXPENSE)
Interest expense, net	(4)	(9)	5
Other income, net	37	138	(101)

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS	(1)	29	(30)
Reorganization items, net	(87)	22	(109)
Gain on settlement of liabilities subject to compromise and equity restructuring	23,869	—	23,869
Gain from fresh start adjustments	1,100	—	1,100

INCOME FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	24,881	51	24,830
Benefit (provision) for income taxes	(2)	103	(105)

INCOME FROM CONTINUING OPERATIONS	24,879	154	24,725
Income from discontinued operations, net	—	614	(614)

NET INCOME	24,879	768	24,111
Preferred stock dividends	—	—	—

INCOME APPLICABLE TO COMMON SHAREHOLDERS	$24,879	$768	$24,111

*	Global Crossing Limited emerged from Chapter 11 bankruptcy proceedings on December 9, 2003.

Results of operations for the Quarter ended December 31, 2003 include certain reorganization items pertaining to the Company’s emergence.

Global Crossing Limited and Subsidiaries

Condensed Consolidated Statements of Operations

($ in millions)

	Year Ended
	December 31, 2003* (unaudited)	December 31, 2002	F / (U) Variation
REVENUES	$2,932	$3,116	$(184)
OPERATING EXPENSES:
Cost of access and maintenance	2,027	2,205	178
Other operating expenses	908	1,208	300
Termination of ship charter	(15)	—	15
Depreciation and amortization	153	137	(16)

	3,073	3,550	477

OPERATING LOSS	(141)	(434)	293
OTHER INCOME (EXPENSE)
Interest expense, net	(26)	(73)	47
Other income, net	61	204	(143)

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS	(106)	(303)	197
Reorganization items, net	(127)	(95)	(32)
Gain on settlement of liabilities subject to compromise and equity restructuring	23,869	—	23,869
Gain from fresh start adjustments	1,100	—	1,100

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	24,736	(398)	25,134
Benefit (provision) for income taxes	(6)	102	(108)

INCOME (LOSS) FROM CONTINUING OPERATIONS	24,730	(296)	25,026
Income from discontinued operations, net	—	950	(950)

NET INCOME	24,730	654	24,076
Preferred stock dividends	—	(19)	19

INCOME APPLICABLE TO COMMON SHAREHOLDERS	$24,730	$635	$24,095

*	Global Crossing Limited emerged on from Chapter 11 bankruptcy proceedings on December 9, 2003.

Results of operations for the Year ended December 31, 2003 include certain items pertaining to the Company’s emergence.

Global Crossing Limited and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions)

	December 31, 2003 (unaudited)	December 31, 2002

ASSETS:
Current assets:
Cash and cash equivalents	$290	$423
Restricted cash and cash equivalents	15	327
Accounts receivable, net	421	482
Other current assets and prepaid costs	165	218

Total current assets	891	1,450
Property and equipment, net	1,109	1,059
Intangible assets, net	113	—
Other assets**	57	126

Total assets	$2,170	$2,635

LIABILITIES:

Total current liabilities	1,134	1,312

Long-term debt	200	—
Obligations under capital leases	200	225
Deferred revenue	148	1,438
Deferred reorganization costs	32	—
Other deferred liabilities	61	15
Liabilities subject to compromise	—	8,662

Total liabilities	1,775	11,652

Cumulative convertible preferred stock	—	1,918

SHAREHOLDERS’ EQUITY (DEFICIT)	395	(10,935)

Total liabilities and shareholders’ equity (deficit)	$2,170	$2,635

*	Balances as of December 31, 2003 reflect certain debt and equity restructuring, reorganization and fresh start accounting adjustments associated with Global Crossing Limited’s emergence on December 9, 2003.
**	Includes $6 million of long-term restricted cash.

Reconciliation of EBITDA to Net Income

Pursuant to Regulation G, the following table provides a reconciliation of EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure. Global Crossing’s calculation of EBITDA may not be consistent with EBITDA measures of other companies. Management believes that EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited and Subsidiaries

Reconciliation of EBITDA to Net Income

Full Year

($ in millions)

	2003 (unaudited)			2002 (unaudited)
	Telecom Services	Global Marine	Consolidated	Telecom Services	Global Marine	Consolidated
EBITDA	($18)	$30	$12	($326)	$29	($297)
Depreciation and Amortization	($146)	($7)	($153)	($132)	($5)	($137)
Other Income (loss), net	$44	($9)	$35	$128	$3	$131
Reorganization Items, net	$25,599	($757)	$24,842	($92)	($3)	($95)
Income Tax Benefit (Provision)	($6)	$0	($6)	$103	($1)	$102
Income from Discontinued Operations, net	$0	$0	$0	$950	$0	$950
Preferred Stock Dividends	$0	$0	$0	($19)	$0	($19)
Net Income (Loss)	$25,473	($743)	$24,730	$612	$23	$635

Fourth Quarter ($ in millions)
	4Q03 (unaudited)			4Q02 (unaudited)
	Telecom Services	Global Marine	Consolidated	Telecom Services	Global Marine	Consolidated
EBITDA	$0	$13	$13	($57)	($5)	($62)
Depreciation and Amortization	($46)	($1)	($47)	($36)	($2)	($38)
Other Income (loss), net	$35	($2)	$33	$128	$1	$129
Reorganization Items, net	$25,635	($753)	$24,882	$26	($4)	$22
Income Tax Benefit (Provision)	($2)	$0	($2)	$103	$0	$103
Income from Discontinued Operations, net	$0	$0	$0	$614	$0	$614
Net Income (Loss)	$25,622	($743)	$24,879	$778	($10)	$768